Exhibit 10.1


                                                                  Execution Copy


                           PURCHASE AND SALE AGREEMENT



                                     Between

   BANK OF NEW YORK TRUST COMPANY, N.A., solely in its capacity as trustee of

                             Santa Fe Energy Trust

                                       And



                              AMEN PROPERTIES, INC.



                                      Dated



                                November 8, 2007

                                TABLE OF CONTENTS
                                -----------------


1           Certain Definitions                                                1
2           Sale and Purchase                                                  5
3           Sale Price                                                         5
4           Deposit                                                            5
5           Allocated Values                                                   6
6           Seller's Representations                                           6
7           Buyer's Representations                                            7
8           Access to Records                                                  8
9           Defects                                                            9
10          Consents and Preferential Rights.                                 12
11          Physical and Environmental Inspection                             13
12          Period Pending Closing                                            14
13          [Intentionally Deleted]                                           14
14          Notification of Breaches                                          14
15          Sale Price Adjustment                                             14
16          Termination                                                       16
17          Conditions of Closing by Buyer                                    17
18          Conditions of Closing by Seller                                   17
19          Preliminary Closing Statement                                     18
20          Closing                                                           18
21          Reservations and Exceptions                                       19
22          Payments                                                          19
23          Assumption of Liabilities and Indemnities                         19
24          Indemnification Action                                            21
25          Limitation on Actions                                             22
26          Casualty and Condemnation                                         23
27          Taxes                                                             23
28          Sales Tax; Recording Fees                                         23
29          Records                                                           24
30          Post-Closing Adjustments; Revenues                                24
31          Notices                                                           25
32          Further Assurance                                                 26
33          Disclaimer of Warranties                                          26
34          Expenses                                                          27
35          Due Diligence                                                     27
36          Material Factor                                                   27
37          Press Release                                                     27
38          Entire Agreement                                                  28
39          Tax Reporting.                                                    28
40          Assignability.                                                    28
41          Choice of Law                                                     28
42          Dispute Resolution                                                28
43          Counterpart Execution.                                            28
44          Severance of Invalid Provisions.                                  28
45          Limitation on Damages                                             29
46          References                                                        29
47          Waivers                                                           29
48          Third Person Beneficiaries                                        29
49          Capacity of Trustee                                               29
50          Acknowledgement                                                   29

                             EXHIBITS AND SCHEDULES
                             ----------------------

Exhibit A                  Oil and Gas Properties
Exhibit B                  Allocated Values
Exhibit C                  Form of Deed, Assignment and Bill of Sale
Exhibit D                  Form of Non-Foreign Affidavit


Schedule 1(d)              Contracts
Schedule 1(e)              Excluded Properties
Schedule 10                Consents and Preferential Rights
Schedule 15(h)             Subject Assets Excluded from Revised Reserve Report
                           Adjustment

                             INDEX OF DEFINED TERMS
                             ----------------------
Defined Term                                                    Section
------------                                                    -------

Accounting Arbitrator...........................................Section 30(a)
Affiliate.......................................................Section 1(a)
Agreed Rate.....................................................Section 15(k)
Agreement.......................................................Recitals
Allocated Values................................................Section 5
Assumed Obligations.............................................Section 23(b)
BNY.............................................................Recitals
Business Day....................................................Section 1(b)
Buyer...........................................................Recital
Claim Notice....................................................Section 24(b)
Claim...........................................................Section 24(b)
Closing ........................................................Section 20
Closing Date....................................................Section 20
Closing Date WTI Price..........................................Section 15(j)
Code............................................................Section 1(c)
Commitment Letter...............................................Section 7(f)(ii)
Confidentiality Agreement.......................................Section 8
Contracts.......................................................Section 1(d)
current Tax period..............................................Section 27
Damages.........................................................Section 23(a)
Deceptive Trade Practices Act...................................Section 33
Defect Amount...................................................Section 9(f)
Defect Arbitrator...............................................Section 9(i)
Defect Claim Date...............................................Section 9(d)
Defect..........................................................Section 9(a)
Deposit.........................................................Section 4
Devon ..........................................................Section 1(e)
Effective Time..................................................Section 1(f)
Environmental Arbitrator........................................Section 9(i)
Environmental Defect............................................Section 9(c)
Environmental Interest..........................................Section 9(c)
Environmental Laws..............................................Section 9(c)
Excluded Properties.............................................Section 1(g)
Excluded Records................................................Section 1(h)
Governmental Authority..........................................Section 1(i)
Indemnified Person..............................................Section 24(a)
Indemnifying Person.............................................Section 24(a)
July Reserve Report ............................................Section 15(h)
Laws............................................................Section 1(j)
Leases..........................................................Section 1(k)
MMMF............................................................Section 33
Net Profits Royalties...........................................Section 1(l)
NORM............................................................Section 9(c)
Party...........................................................Recital
Permitted Encumbrances..........................................Section 1(n)
Person..........................................................Section 1(o)
Properties......................................................Section 1(p)
Property........................................................Section 1(p)
Records.........................................................Section 1(q)
Revised Reserve Report..........................................Section 15(h)
Sale Price......................................................Section 3
Seller..........................................................Recital


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

Seller Group....................................................Section 23(a)
Subject Assets..................................................Section 1(r)
Suspended Royalties ............................................Section 1(s)
Target Closing Date.............................................Section 20
Tax.............................................................Section 1(t)
Treasury Obligations............................................Section 1(u)
Title Arbitrator................................................Section 9(i)
Title Defect....................................................Section 9(b)
Trust ..........................................................Section 49
Trustee.........................................................Recitals
Units...........................................................Section 1(v)
Wasson Royalties................................................Section 1(w)
Wells...........................................................Section 1(x)

                           PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT, dated as of November 8, 2007 ("Agreement"), is between The Bank of New York Trust Company, N.A. ("BNY"), solely in its capacity as Trustee of Santa Fe Energy Trust (BNY, solely in its capacity as trustee of Santa Fe Energy Trust, being herein called the "Trustee"; and the Trustee, in its capacity as the seller of the Properties, being sometimes called herein "Seller"), and Amen Properties, Inc., a Delaware corporation (hereinafter referred to as "Buyer"). Seller and Buyer are sometimes referred to collectively as the "Parties" and individually as a "Party."

         WHEREAS, Seller desires to sell and Buyer desires to purchase those certain interests in oil and gas properties, rights and related assets that are defined and described as "Properties" herein.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.   Certain Definitions. As used herein:

         (a) "Affiliate" means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

         (b) "Business Day" means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Houston, Texas, United States of America.

         (c) "Code" means the United States Internal Revenue Code of 1986, as amended.

         (d) "Contracts" means all currently existing contracts, agreements and instruments with respect to the Properties, to the extent burdening or applicable to the Properties, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of oil and gas and processing agreements, including, but not limited to, those contracts, agreements and instruments set forth on Schedule 1(d), but excluding any contracts, agreements and instruments included within the definition of "Excluded Properties".

         (e) "Devon" shall mean Devon Energy Production Company, L.P., an Oklahoma limited partnership.

         (f) "Effective Time" shall mean October 1, 2007 at 7:00 a.m., local time, said time to be determined for each locality in which the Properties are located in accordance with the time generally observed in said locality.

         (g) "Excluded Properties" shall mean the following:

                  (i)      the Excluded Records;

                  (ii) all copies of other Records retained by Seller pursuant to Section 29;

                  (iii) all contracts, agreements and instruments whose transfer is prohibited or subjected to payment of a fee or other consideration by an agreement with a Person other than an Affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

                  (iv) all permits and other appurtenances for which transfer is prohibited or subjected to payment of a fee or other consideration by an agreement with a Person other than an Affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

                  (v) all claims against third Persons pending on or prior to the Effective Time, but excluding any claims related to the Suspended Royalties;

                  (vi) any Tax refund (whether by payment, credit, offset or otherwise, and together with any interest thereon) in respect of any Taxes for which Seller is liable for payment or required to indemnify Buyer under Section 23 or 28;

                  (vii) all refunds relating from severance Tax abatements with respect to all taxable periods or portions thereof ending on or prior to the Effective Time, but excluding any refunds relating to the Suspended Royalties;

                  (viii) all claims against insurers under policies held by Seller or its Affiliates;

                  (ix) all cash, cash equivalents and amounts receivable held by the Trustee;

                  (x) the Wasson Royalties;

                  (xi) the Treasury Obligations;

                  (xii) all audit rights under any Contracts or the Leases to the extent related to periods prior to the Effective Time, but excluding any audit rights related to the Suspended Royalties;

                  (xiii) any surface rights related to the Leases, Units or Wells; and

                  (xiv) any other assets, personal property, contracts or other tangible or intangible rights described on Schedule 1(g).

Notwithstanding anything to the contrary in this Section 1(f) or elsewhere in this Agreement, "Properties" shall not include any rights with respect to the Excluded Properties.

         (h) "Excluded Records" shall mean:

                  (i) all corporate, financial, Tax and legal data and records of the Trustee that relate to the Trust generally (whether or not relating to the Properties);

                  (ii) any data, software and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

                  (iii) all legal records and legal files of the Trustee including all work product of and attorney-client communications with the Trustee's legal counsel;

                  (iv) all data and records relating to the sale of the Properties, including communications and correspondence with Stifel, Nicolaus & Company, Incorporated, Devon and its Affiliates, representatives and agents and bids received from and records of negotiations with third Persons;

                  (v) all data and records relating to the other Excluded Properties; and


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

                  (vi) all original data, software and records, or copies thereof, retained by Seller pursuant to Section 29.

         (i) "Governmental Authority" means any national government and/or state or other government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

         (j) "Laws" means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

         (k) "Leases" means, collectively, the oil and gas leases, oil, gas and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to oil and gas in place, and mineral servitudes, that are described on Attachment 1 to Exhibit A.

         (l) "Net Profits Royalties" means the interests in the Subject Assets granted pursuant to those instruments set forth in Part 1 of Exhibit A attached hereto, including, but not limited to such interests constituting an undivided variable royalty interest in and to the hydrocarbons that may be produced, saved, and marketed from the Subject Assets equal to ninety percent (90%) of the net proceeds attributable to the Properties, all as further described in the instruments set forth in Attachment 1 of Exhibit A attached hereto.

         (m) [Intentionally Deleted]

         (n) "Permitted Encumbrances" means any or all of the following:

                  (i) Lessors' royalties and any overriding royalties, reversionary interests and other burdens (other than the Net Profits Royalties) to the extent that they do not, individually or in the aggregate, reduce the net revenue interests with respect to the Subject Assets burdened by the Net Profits Royalties below that shown in Attachment 2 of Exhibit A or increase the working interests above that shown in Attachment 2 of Exhibit A without a corresponding increase in the net revenue interest;

                  (ii) All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Subject Assets, including provisions for penalties, suspensions or forfeitures contained therein, to the extent that they do not, individually or in the aggregate, reduce the net revenue interests burdened by the Net Profits Royalties below that shown in Attachment 2 of Exhibit A or increase the working interests with respect to the Subject Assets burdened by the Net Profits Royalties above that shown in Attachment 2 of Exhibit A without a corresponding increase in the net revenue interest;

                  (iii) Rights of first refusal, preferential rights to purchase and similar rights with respect to the Properties, but excluding, however, any preferential rights to purchase or similar rights that are applicable to the sale of the Properties contemplated by this Agreement, including those set forth on Schedule 10, and for which the holder of such right has validly exercised such right;

                  (iv) Third-Person consent requirements and similar restrictions which are not applicable to the sale of the Properties contemplated by this Agreement or with respect to which waivers or consents are obtained from the appropriate Persons prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

                  (v) Liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith by appropriate actions;

                  (vi) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, that are being contested in good faith by appropriate actions;

                  (vii) All rights to consent, required notices to, filings with, or other actions by Governmental Authorities in connection with the transactions contemplated hereby if they are customarily obtained subsequent to the sale or conveyance of similar assets;

                  (viii) Rights of reassignment, termination or reversion of title or interest in the Properties arising (A) upon final intention to abandon or release the Subject Assets or Properties, or any of them; or (B) under any instrument set forth in Attachment 1 of Exhibit A;

                  (ix) Easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations;

                  (x) Calls on production under existing Contracts;

                  (xi) Any actual or asserted termination of title to any mineral servitude or any Subject Asset held by production as a consequence of the failure to conduct operations, cessation of production or insufficient production over any period;

                  (xii) All rights reserved to or vested in any Governmental Authorities to control or regulate any of the Properties or the Subject Assets in any manner or to assess Tax with respect to the Properties or Subject Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

                  (xiii) Any lien, charge, cause of action, claim or other encumbrance on or affecting the Properties which is expressly waived, assumed, bonded or paid by Buyer at or prior to Closing or which is discharged by Seller at or prior to Closing;

                  (xiv) any lien or trust arising in connection with workers' compensation, unemployment insurance, pension or employment Laws or regulations;

                  (xv) Any matter set forth on any schedule or exhibit hereto, or set forth on any agreement or instrument identified on any schedule or exhibit hereto; and

                  (xvi) Any other liens, charges, claims, causes of action, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially detract from the value of the Net Profits Royalties subject thereto or affected thereby (as currently used or owned) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning oil and gas interests similar in nature to the Net Profits Royalties, including, without limitation, the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest and the failure of Exhibit A to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any well.

         (o) "Person" means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

         (p) "Property" or "Properties" means all of Seller's right, title and interest in and to the Net Profits Royalties, the Suspended Royalties, the Contracts, and the Records.

         (q) "Records" means the data and records of Seller, to the extent relating solely to the Properties, excluding, however, in each case, the Excluded Records.


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

         (r) "Subject Assets" means the Leases, Wells and Units.

         (s) "Suspended Royalties" means any amounts attributable to the Net Profits Royalties payable out of production of oil or gas from the Leases, Units and Wells or the proceeds thereof to Seller but held in suspense by any Person as of the Closing Date (regardless of whether such amounts are attributable to production for periods before, on, or after the Effective Time and any interest accrued in escrow accounts for such suspended funds.

         (t) "Tax" means all taxes, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Authority together with any interest, fine or penalty thereon.

         (u) "Treasury Obligations" means the United States Treasury obligations held by BNY in its capacity as depository for the benefit of the holders of beneficial interest in the Trust.

         (v) "Units" means all pooled, communitized or unitized acreage which includes all or part of any Leases, and all tenements, hereditaments and appurtenances belonging to the Leases and Units.

         (w) "Wasson Royalties" means (i) the interest held by the Trust known as the Wasson ODC Royalty; and (ii) the interest held or previously held by the Trust in the Wasson Willard Unit, each as described in the original conveyances of such interests to the Trustee.

         (x) "Wells" means any and all oil, gas, water, CO2 or injection wells located on the Leases or on the pooled, communitized or unitized acreage that includes all or any part of the Leases, including the interests in the wells shown on Attachment 3 of Exhibit A attached hereto.

2. Sale and Purchase. Subject to and upon all of the terms, conditions, reservations and exceptions hereinafter set forth, Seller shall sell, transfer, assign, convey and deliver the Properties to Buyer, and Buyer shall purchase, receive, pay for and accept the Properties from Seller, effective as of the Effective Time.

3. Sale Price. The sale price for the Properties shall be fifty million and four hundred and forty thousand dollars ($50,440,000.00) ("Sale Price"), subject only to any applicable price adjustments as provided for in Section 15.

4. Deposit. Concurrently with the execution and delivery of this Agreement Buyer has caused the delivery to Seller, via wire transfer of immediately available funds, of an earnest money deposit in the amount of fifteen percent (15%) of the Sale Price (such amount, together with all interest earned thereon, the "Deposit"). Seller shall hold the Deposit in an interest bearing account in accordance with written instructions from Buyer and reasonably acceptable to Seller. In the event that this Agreement is terminated pursuant to Section 16, the Deposit shall be distributed in accordance with Section 16, otherwise the Deposit shall be distributed in accordance with Section 20(h).


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

5. Allocated Values. Buyer and Seller herein agree upon the allocation of the Sale Price among the Properties (the "Allocated Value"). Such Allocated Values are made a part of this Agreement and are shown on Exhibit B, which is attached hereto. The Allocated Value for any Net Profits Royalties burdening a Lease, Well or Unit equals the portion of the Sale Price that is allocated to such Net Profits Royalties burdening the Lease, Well or Unit on Exhibit B, increased or decreased as provided herein. The share of each adjustment allocated to a particular Well or Unit shall be obtained by allocating that adjustment among the various Properties on a pro rata basis in proportion to the Sale Price allocated to each such Property on Exhibit B. Within three (3) Business Days after receipt of the Revised Reserve Report, Buyer may amend Exhibit B by providing Seller with a written copy of such amendment, provided, however, that such amendment shall be void and of no force or effect if the changes reflected in such amendment are not materially consistent with the differences between the information set forth in July Reserve Report and the Revised Reserve Report (after taking into account the values set forth on the original Exhibit B attached hereto and the proposed amended Exhibit B) and, within three (3) Business Days Seller of Seller's receipt of such amendment, Seller provides written notice to Buyer that Seller objects to such amendment. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.

6.   Seller's   Representations.   Seller represents  and warrants to Buyer that
as of the date hereof:

         (a) Qualification and Power. Seller is validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

         (b) Authorization. Seller's execution, delivery and performance of this Agreement (and all documents required to be executed by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) Limitations.

                  (i)  Except as and to the extent  expressly  set forth in this
Section 6, (A) Seller makes no representations or warranties, express or implied, and (B) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of their Affiliates).

                  (ii) Exhibits and Schedules may include matters not required by the terms of this Agreement to be listed on the Exhibits and Schedules, which additional matters are disclosed for the convenience of Buyer only, and inclusion of any such matter does not mean that all such matters are included or that any of such matters are material.

                  (iii) A matter scheduled as an exception to any representation, warranty or statement set forth in this Section 6, set forth on any schedule or exhibit hereto, or set forth on any agreement identified on any schedule or exhibit hereto shall be deemed to be an exception to all representations, warranties and statements to which it is relevant.


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

7. Buyer's Representations. Buyer represents and warrants to Seller that as of the date hereof:

         (a) Qualification and Power. Buyer (i) is a duly organized corporation validly existing and in good standing under the Laws of the State of Delaware;
(ii) is, or as of the Closing Date shall be, duly qualified as of the Closing Date to carry on its business in the states in which the Properties are located, and (iii) has full power and authority to enter into and perform this Agreement (and all documents required to be executed and delivered by Buyer at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

         (b) Authorization. Buyer's execution, delivery and performance of this Agreement (and all documents required to be executed by Buyer at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer This Agreement has been duly executed and delivered by Buyer (and all documents required to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) No Conflicts. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the certificate of incorporation or bylaws (or other governing instruments) of Buyer, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Buyer is a party or by which it is bound,
(iii) violate any judgment, order, ruling, or regulation applicable to Buyer as a party in interest or (iv) violate any Law applicable to Buyer, except any matters described in clauses (ii), (iii) or (iv) above which would not have a material adverse effect on Buyer or its properties or Buyer's ability to consummate the transactions contemplated hereby.

         (d) Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement by Buyer are not subject to any consent, approval or waiver from any Governmental Authority or other Person.

         (e) Litigation. There are no actions, suits or proceedings pending, threatened in writing before any Governmental Authority or arbitrator against Buyer or any Affiliate of Buyer which could impair or delay Buyer's ability to perform its obligations under this Agreement.

         (f) Financing.

                  (i) Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Sale Price to Seller at the Closing.

                  (ii) Prior to the execution of this Agreement, Buyer has received and delivered to Seller true and complete copies of commitment letters from First Southern National Bank, Universal Guaranty Life Insurance Company, Jon Morgan and Eric Oliver that, collectively commit to the provision of all of the financing required by Buyer to pay the unadjusted Sale Price, and any other amounts payable under this Agreement, and all agreements, arrangements or undertakings related to that commitment letter to which Buyer or any of its Affiliates is a party (whether contained in a fee letter or otherwise) and all schedules, annexes, exhibits or other attachments to any thereof, excluding any actual fee payment amounts (collectively, the "Commitment Letters"). The Commitment Letters are in full force and effect and neither Buyer nor any of its Affiliates has agreed to any material amendment or modification thereof and neither Buyer nor any of its Affiliates is in breach or default thereunder. Buyer and/or its Affiliates are in a position to satisfy all conditions to advances under the Commitment Letters to the extent such conditions are within their control. The aggregate proceeds of the financings to which the Commitment Letters relate are, together with available funds of the Buyer (details in respect of which have been delivered by Buyer to Seller), sufficient to pay the Sale Price.

         (g) Investment Intent. Buyer is acquiring the Properties for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

         (h) Liability for Brokers' Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

         (i) Qualification. Buyer is or as of the Closing will be qualified under applicable Laws to own and hold the Properties.

         (j) Independent Investigation; Reliance. Buyer is (or its advisors are) sophisticated and experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Buyer acknowledges and affirms that (i) it has completed its own independent investigation, verification, analysis and evaluation of the Properties, and (ii) it has made all reviews and inspections of the Properties and Subject Assets as it has deemed necessary or appropriate. Buyer represents and affirms that in entering into this Agreement, Buyer has relied solely on (i) the express representations and warranties made expressly by Seller in Section 6 of this Agreement, (ii) Buyer's independent investigation of, and judgment with respect to, the Subject Assets and the Properties and
(iii) the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or other statements of Seller or of any representatives of, or consultants or advisors engaged by or on behalf of Seller. Except for the representations and warranties expressly made by Seller in Section 6 of this Agreement, Buyer acknowledges that there are no representations or warranties, express or implied, as to the financial condition, liabilities, operations, business or prospects with respect to the Properties and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own independent investigation, verification, analysis and evaluation, has evaluated the merits and risks of purchasing the Properties from Seller and has formed its own opinion based solely on Buyer's knowledge and experience and, except for the representations and warranties made expressly by Seller in
Section 6, not on any representations or warranties by Seller or any other Person, including any representatives, consultants or advisors engaged by or on behalf of Seller.

8. Access to Records. After execution of this Agreement, Seller shall give Buyer and its authorized representatives, during regular business hours, at Buyer's sole risk, cost and expense, access, with copying privileges, to data and records, and to all contract, land, title and lease records, to the extent such data and records are in Seller's possession and relate to the Properties, and to such other information in Seller's possession relating to the Properties as Buyer may reasonably request; provided, however, that Seller shall have no obligation to provide Buyer access to any data or information (a) where such access or disclosure would violate applicable Laws, (b) which Seller considers proprietary or confidential or (c) to which Seller cannot legally provide Buyer access because of third-Person restrictions on Seller or the nature of the interests owned by Seller. Seller agrees to use its commercially reasonable efforts to obtain the consent of any such third Person to furnish any such information to Buyer as reasonably requested by Buyer. Such access by Buyer shall be limited to Seller's normal business hours, and Buyer's investigation shall be conducted in a manner that minimizes interference with the operation of the Subject Assets and the operations of Seller. Buyer acknowledges that Seller is not the operator of the Subject Assets and that, except as set forth in
Section 6, Seller makes no representations or warranties (i) regarding any rights to provide Buyer with access to any data, information, or other materials relating to the Properties held by third Persons, or (ii) as to the accuracy, completeness or the sufficiency of the Records or any other access, or information, data or reports provided hereunder. All information obtained by Buyer and its representatives under this Section 8 shall be subject to the terms of that certain confidentiality agreement between Stifel, Nicolaus & Company, Incorporated, on behalf of Seller, and Buyer dated September 6, 2007 ("Confidentiality Agreement") and any applicable privacy Laws regarding personal information.

9. Defects.

         (a) For the purpose of this Agreement, a "Defect" shall mean any Title Defect or Environmental Defect.

         (b) "Title Defect" shall mean any lien, charge, obligation, cause of action, claim or title defect burdening the Properties, other than Permitted Encumbrances, that:

                  (i) Entitles the Seller to receive at any time throughout the duration of the productive life of any Net Profits Royalty, LESS THAN ninety percent (90%) of the net proceeds attributable to the "net revenue interest" or "NRI" share shown in Attachment 2 of Exhibit A of all oil, gas and other minerals produced, saved and marketed from such Lease, Unit or Well, including decreases in connection with those operations in which those Subject Assets burdened by the Net Profits Royalties are subject to any non-consent or similar penalties, decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment or amendment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries and except as stated in Attachment 2 of Exhibit A;

                  (ii) Obligates the portion of the Subject Assets burdened by the Net Profits Royalties to bear at any time a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Lease, Unit or Well NOT GREATER THAN the "working interest" or "WI" shown in Attachment 2 of Exhibit A without increase throughout the productive life of such Unit or Well, except as stated in Attachment 2 of Exhibit A and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law and increases that are accompanied by at least a proportionate increase in the net revenue interest.

         (c) "Environmental Defect" shall mean the failure of the ownership and operation of the Subject Assets to be in material compliance with all applicable Environmental Laws or any contamination of groundwater, surface water, soil or seabed on the Subject Assets resulting from hydrocarbon activities on such Subject Assets required to be remediated under applicable Environmental Laws on or before the date of this Agreement, in each case that are chargeable as Production Costs (as such term is defined in the applicable instrument set forth on Attachment 1 of Exhibit A) to the Properties in accordance with the instrument set forth on Attachment 1 of Exhibit A but which have not been remediated, provided, however, the presence or absence of naturally occurring radioactive material ("NORM"), asbestos, mercury, drilling fluids and chemicals, and produced waters and hydrocarbons in or on the Subject Assets in quantities typical for oilfield operations in the areas in which the Subject Assets are located or usual and customary obligations to plug and abandon wells and dismantle structures shall in no event constitute an "Environmental Defect". "Environmental Laws" means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 through 2629; the Oil Pollution Act, 33 U.S.C. ss. 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f through 300j, in each case as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.

         (d) To assert a claim for any Defect, Buyer must deliver a claim notice or notices to Seller on or before the date ten (10) Business Days prior to the Target Closing Date ("Defect Claim Date"). Each such notice shall be in writing and shall include: (i) a description of the alleged Defect(s); (ii) the Leases, Units or Wells affected; (iii) the Allocated Values of the Leases, Units or Wells subject to the alleged Defect(s); (iv) supporting documents reasonably necessary for Seller (as well as any title attorney, environmental consultant or examiner hired by Seller) to verify the existence of the alleged Defect(s); and
(v) the amount by which Buyer reasonably believes the Allocated Values of those Leases, Units or Wells are reduced by the alleged Defect(s) and the computations and information upon which Buyer's belief is based. Buyer shall be deemed to have waived, and hereby does waive, all claims for Defects of which Buyer has not provided Seller notice on or before the Defect Claim Date.

         (e) Seller shall have the right, but not the obligation, to attempt, at Seller's sole cost, to cure or remove on or before the Closing Date any Defects of which Seller has been notified by Buyer in accordance with Section 9(d). If the Defect is not cured prior to the Closing Date, the adjustment required under this Section 9 shall be made pursuant to this Section 9. Seller's election to attempt to cure a Defect shall not constitute a waiver of Seller's right to dispute the existence, nature or value of, or cost to cure, the Defect.

         (f) With respect to each Lease, Unit or Well affected by Defects reported in accordance with Section 9(d), the Net Profits Royalties burdening such Lease, Unit or Well shall nevertheless be assigned to and acquired by Buyer at Closing, subject to all uncured Defects, and the Sale Price shall be reduced by an amount ("Defect Amount") equal to the reduction in the Allocated Value for the Net Profits Royalties burdening such Lease, Unit or Well caused by such Defects, as determined pursuant to Section 9(h).

         (g) Seller makes no warranty or representation as to the quantity or quality of title to the Properties. Buyer releases, remises and forever discharges Seller and its Affiliates and all such Persons' stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever, in law or in equity, known or unknown, which Buyer might now or subsequently may have, based on, relating to or arising out of, any Defect or other deficiency in title or environmental condition relating to the Properties. Buyer affirms that Buyer has relied exclusively on its own independent investigation of all title and environmental conditions relating to the Properties, including all Defects, and that Buyer has not relied on Seller or on any of the representatives, consultants, or advisors engaged by or on behalf of Seller.

         (h) The Defect Amount resulting from a Defect shall be determined as follows:

                  (i) if Buyer and Seller agree on the Defect Amount, that amount shall be the Defect Amount;

                  (ii) if the Title Defect is a lien, encumbrance, cause of action, claim, or other charge which is undisputed and liquidated in amount, then the Defect Amount shall be the liquidated amount necessary to be paid to remove, cure or remediate the Defect, but only to the extent such amount is chargeable as Production Costs (as such term is defined in the applicable instrument set forth on Attachment 1 of Exhibit A) to the Net Profits Royalties in accordance with the instruments set forth on Attachment 1 of Exhibit A;

                  (iii) if the Title Defect is that (A) the net revenue interest for any Lease, Unit or Well is less than (B) the net revenue interest or percentage stated on Attachment 2 of Exhibit A, then the Defect Amount shall be the product of the Allocated Value of the Net Profits Royalties burdening such Lease, Unit or Well multiplied by a fraction, the numerator of which is the actual net revenue interest or percentage ownership and the denominator of which is the net revenue interest or percentage ownership stated on Attachment 2 of Exhibit A, provided that if the Defect does not affect the Lease, Unit or Well throughout its entire productive life, the Defect Amount determined under this
Section 9(h)(iii) shall be reduced to take into account the applicable time period only;

                  (iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Lease, Unit or Well of a type not described in Sections 9(h)(i) through 9(h)(iii) above, the Defect Amount shall be determined by taking into account the Allocated Value of the Net Profits Royalties burdening such Lease, Unit or Well so affected, the portion of Seller's interest in the Net Profits Royalties burdening the Lease, Unit or Well affected by the Defect, the legal effect of the Defect, the potential economic effect of the Defect over the life of the Net Profits Royalties burdening the affected Lease, Unit or Well, the values placed upon the Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation;

                  (v) if the Defect is an Environmental Defect, the Defect Amount shall be the lesser of (A) the costs and expenses necessary to remediate the portion of the Subject Assets burdened by the Net Profits Royalties, but only to the extent such costs and expenses are chargeable as Production Costs (as such term is defined in the applicable instrument set forth on Attachment 1 of Exhibit A) to the Net Profits Royalties in accordance with the instruments set forth on Attachment 1 of Exhibit A, or (B) an amount equal to the adverse economic effect of the Defect on the Properties;

                  (vi) notwithstanding anything to the contrary in this Section 9, (A) an individual claim for a Defect for which a claim notice is given prior to the Defect Claim Date shall only generate an adjustment to the Sale Price under this Section 9 if the Defect Amount with respect thereto exceeds twenty thousand dollars ($20,000.00), (B) the aggregate Defect Amounts attributable to the effects of all Title Defects upon the Net Profits Royalties burdening any given Lease, Unit or Well shall not exceed the Allocated Value of the Net Profits Royalties burdening such Lease, Unit or Well and (C) there shall be no adjustment to the Sale Price for Defects unless and until the aggregate Defect Amounts that are entitled to an adjustment under Section 9(h)(vi)(A) and for which Claim Notices were properly delivered on or before the Defect Claim Date exceed two percent (2%) of the unadjusted Sale Price, and then only to the extent that such aggregate Defect Amounts exceed two percent (2%) of the unadjusted Sale Price;

                  (vii) if a Defect is reasonably susceptible of being cured or remediated, the Defect Amount determined under Sections 9(h)(iii), (iv) or (v) above shall not be greater than the reasonable cost and expense of curing or remediating such Defect, but only to the extent such costs and expenses are chargeable as Production Costs (as such term is defined in the applicable instruments set forth on Attachment 1 of Exhibit A) to the Net Profits Royalties in accordance with the instrument set forth on Attachment 1 of Exhibit A;

                  (viii) if a Title Defect is attributable to any asserted claim or cause of action that has not been finally adjudicated or resolved prior to the Closing Date, the Defect Amount with respect to such Title Defect shall equal the amount, if any, that may be reasonably determined based on the final adjudication or resolution of such claim or cause of action, as such adjudication or resolution may be reasonably determined based on the facts known to the Parties hereto as of the Closing Date; and

                  (ix) the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Buyer otherwise receives credit in the calculation of the Sale Price.

         (i) Notwithstanding anything herein to the contrary, in the event that the aggregate of all Defect Amounts attributable to Environmental Defects that Buyer has validly asserted in accordance with this Section 9 exceeds twenty percent (20%) of the unadjusted Sale Price, then Seller may elect, in its sole discretion, to terminate this Agreement by delivering written notice to Seller prior to the Closing.

         (j) Seller and Buyer shall attempt to agree on all Defect Amounts by the Closing Date. If Seller and Buyer are unable to agree by the Closing Date, Seller's estimate shall be used to determine the adjusted Sale Price pursuant to
Section 15, and the Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 9(i). During the 15-day period following the Closing Date, Defect Amounts in dispute with respect to Title
Defects shall be submitted to a title attorney or attorneys reasonably satisfactory to Buyer and to Seller having at least ten (10) years of experience in oil and gas title review and examination in the state where the Properties subject to the disputed Title Defects are located ("Title Arbitrator"). During the 15-day period following the Closing Date, Defect Amounts in dispute with respect to Environmental Defects shall be submitted to E.Vironment or such other environmental consulting firm as may be reasonably agreed upon by Buyer or Seller ("Environmental Arbitrator" and with the Title Arbitrator, each a "Defect Arbitrator".). The Defect Arbitrators shall not have worked as an employee, consultant or outside counsel for either Party or its Affiliates during the five
(5) year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceedings shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9. The Defect Arbitrators' determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making his determination, the applicable Defect Arbitrator shall be bound by the rules set forth in Sections 9(h) and may consider such other matters as in the opinion of the applicable Defect Arbitrator are necessary or helpful to make a proper determination. Additionally, each applicable Defect Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including title attorneys from other states and petroleum engineers. Each applicable Defect Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Defect Amounts submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Buyer shall bear one-half of the costs and expenses of each Defect Arbitrator, and Seller shall bear the remaining one-half of such costs and expenses.

10. Consents and Preferential Rights.

         (a) Promptly after the date hereof, Seller shall prepare and send (i) notices to the holders of any required consents to assignment, if any, that are set forth on Schedule 10 requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights, if any, that are set forth on Schedule 10 in compliance with the terms of such rights and requesting waivers of such rights. Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Section 20. The consideration payable under this Agreement for any particular Property for purposes of preferential purchase right notices shall be the Allocated Value for such Property. Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Buyer shall use commercially reasonable efforts to cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights.

         (b) In no event shall there be transferred at Closing any Property for which a consent requirement has not been satisfied and for which transfer is prohibited or a fee is payable (and which has not been paid by Buyer). In cases in which the Property subject to such a requirement is a Contract and Buyer is assigned the Net Profits Royalties to which the Contract relates, but the Contract is not transferred to Buyer due to the unwaived consent requirement, Buyer shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Buyer upon receipt of the consent, the Contract shall be held by Seller for the benefit of Buyer, Buyer shall pay all amounts due thereunder, and Buyer shall be responsible for the performance of any obligations under such Contract to the extent that Buyer has been transferred the Properties necessary to perform under such Contract until such consent is obtained. In cases in which the Property subject to such a requirement is a Net Profits Royalty and the third Person consent to the transfer of the Net Profits Royalty is not obtained by Closing, Buyer may elect to treat the unsatisfied consent requirements as a Defect and receive the appropriate adjustment to the unadjusted Sale Price under Section 15 by giving Seller written notice thereof in accordance with Section 9, except that such notice may be given up to one (1) Business Day prior to the Closing Date. If an unsatisfied consent requirement with respect to which an adjustment to the unadjusted Sale Price is made under Section 15 is subsequently satisfied prior to the date of the final adjustment to the unadjusted Sale Price under
Section 30, Seller shall be reimbursed in that final adjustment for the amount of any previous deduction from the unadjusted Sale Price, the Net Profits Royalty, if not previously transferred to Buyer, shall be transferred, and the provisions of this Section 10(b) shall no longer apply to such consent requirement.

         (c) If any preferential right to purchase any Properties is exercised prior to Closing, (i) the Sale Price shall be decreased by the Allocated Value for such Properties, (ii) the affected Properties shall not be transferred at Closing, (iii) the affected Properties shall be deemed to be deleted from Exhibit A for all purposes, (iv) Seller shall convey the affected Properties to the holder of the preferential right to purchase on the terms and provisions set out in the applicable preferential right provision, (v) Seller shall be entitled to the consideration paid by such holder; and (vi) the effective date of the sale of the affected Properties shall be the Effective Time, regardless of the actual closing date of such sale.

         (d) Should a third Person fail to validly exercise or waive its preferential right to purchase as to any portion of the Properties prior to Closing and the time for exercise or waiver has expired, then subject to the remaining provisions of this Section 10, such Properties shall be included in the transaction at Closing and there shall be no adjustment to the Sale Price at Closing with respect to such preferential right to purchase.

         (e) Should a third Person fail to exercise or waive its preferential right to purchase as to any portion of the Properties prior to Closing and the time for exercise or waiver has not yet expired, then subject to the remaining provisions of this Section 10(e), such Properties shall be transferred to Buyer at Closing, there shall be no adjustment to the Purchase Price at Closing with respect to such preferential right to purchase, and Seller shall, at its sole expense, continue to use commercially reasonable efforts to obtain a waiver of the preferential purchase rights and shall continue to be responsible for the compliance therewith. Should the holder of the preferential purchase right validly exercise such right after Closing, then: (i) the Sale Price shall be decreased by the Allocated Value for such Properties, (ii) the affected Properties shall be deemed to be deleted from Exhibit A for all purposes, (iii) Buyer shall promptly convey the affected Properties to the holder on the terms and provisions set out in the applicable preferential right provision, and (iv) Seller shall be entitled to the consideration paid by such holder.

11. Physical and Environmental Inspection. After the execution of this Agreement, Seller shall use commercially reasonable efforts (but in no event shall Seller be required to make any payments or incur any other obligations to any Person) to cause Buyer and its authorized representatives to have physical access to the Properties and Subject Assets at Buyer's sole cost, risk and expense for the purpose of inspecting the same, conducting such tests, examination, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the environmental and physical condition of the Properties and Subject Assets. Buyer's right of access, if any, to the Properties and Subject Assets shall not entitle Buyer to operate equipment or conduct intrusive testing or sampling, and any such access shall be further limited by the Persons with rights to own, operate or use the Subject Assets or the surface rights burdened thereby. Buyer acknowledges that Seller is not the operator or owner of the Subject Assets and Seller has no right or ability to grant Seller access to the Properties or the Subject Assets and that Seller makes no representations or warranties as to access to the Properties or the Subject Assets by Buyer. BUYER SHALL HOLD HARMLESS, DEFEND AND INDEMNIFY SELLER, ITS AFFILIATES, THE OTHER OWNERS OF INTERESTS IN THE PROPERTIES AND ALL SUCH PERSONS' DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL LIABILITY, CLAIMS, LOSSES, CAUSES OF ACTION, COSTS AND
EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS' FEES), INJURY TO BUYER'S EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS OR INVITEES OR TO BUYER'S PROPERTY, AND/OR INJURY TO SELLER'S PROPERTY, EMPLOYEES, AGENTS OR CONTRACTORS WHICH MAY ARISE OUT OF OR ARE ATTRIBUTABLE TO ACCESS TO THE PROPERTIES OR BUYER'S INSPECTIONS THEREOF, , EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON. Buyer agrees to provide to Seller a copy of any environmental assessments, including any reports, data, and conclusions. Any and all data or information acquired by all such examinations and results of all analysis of such data and information shall be subject to the terms of the Confidentiality Agreement.

12. Period Pending Closing. Except as may be required by the terms of this Agreement or as may be approved by Buyer in writing, from the date hereof until the Closing Date Seller shall not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Properties. Buyer's approval of any action restricted by this Section 12 shall not be unreasonably withheld or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller's notice) of Seller's notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 12, in the event of an emergency, Seller may take such action as may be reasonably necessary and shall notify Buyer of such action promptly thereafter.

13. [Intentionally Deleted]

14. Notification of Breaches. Until the Closing,

         (a) Buyer shall notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect;

         (b) Seller shall notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in any material respect; and

         (c) If any of Buyer's or Seller's representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer's or Seller's covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but such breach of representation or warranty or non-performance of covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 16(a)), then such breach shall be considered not to have occurred for all purposes of this Agreement.

15. Sale Price Adjustments. The unadjusted Sale Price shall be adjusted as follows, but only with respect to matters (i) in the case of Section 15(a), for which notice is given on or before the Defect Claim Date, and (ii) in the case of Sections 15(b), (c), (d), (e), (f), (g), (h) (i) and (j) identified on or before the February 1, 2008:

         (a) Decreased, as appropriate, in accordance with Section 9;

         (b) Decreased as a consequence of Properties being excluded from this transaction as a consequence of the exercise of preferential rights to purchase, as described in Section 10;

         (c) Increased by the aggregate amount (using a settlement price of three dollars ($3.00) per thousand cubic feet (Mcf)) that the Subject Assets are underproduced, if at all, as to the Net Profits Royalties share of total oil, condensate, gas or end product production, any balancing obligation or credit arising from such underproduction, and any pipeline imbalance underproduced, in each case determined as of the Effective Time;

         (d) Decreased by the aggregate amount (using a settlement price of three dollars ($3.00) per thousand cubic feet (Mcf)) that the Subject Assets are overproduced, if at all, as to the Net Profits Royalties share of total oil, condensate, gas or end product production, any balancing obligation or credit arising from such overproduction, and any pipeline imbalance overproduced, in each case determined as of the Effective Time;

         (e) Decreased by an amount equal to the amounts received by Seller that are attributable to the ownership of the Properties for periods on or after the Effective Time and received by Seller on or prior to the Closing Date;

         (f) Increased by the expenses paid by Seller that are attributable to the ownership of the Properties for periods on or after the Effective Time;

         (g) Decreased by an amount equal to the portion of the Allocated Value of any Properties transferred or sold by Seller during the period on or after July 1, 2007 but prior to the Closing Date; provided, however, that any decreases made under this Section 15(g) shall be shall be determined without duplication of any costs or losses included in another adjustment, or for which Buyer otherwise receives credit in the calculation of the Sale Price and shall exclude any transfer or sale of any Properties to Buyer or its Affiliates at Closing as contemplated hereunder;

         (h) Increased by a positive amount, if any, equal to (i) ninety percent (90%) of the total proved discounted future net income aggregate value (discounted at ten percent (10%)) of all of the Subject Assets as of December 31, 2006 as shown in the reserve report to be delivered by Ryder Scott Company after the date of this Agreement and prior to November 30, 2007 ("Revised Reserve Report") minus (ii) $28,241,400 (such amount representing ninety percent (90%) of the total proved discounted future net income aggregate value (discounted at ten percent (10%)) as reported in the reserve report covering the Subject Assets delivered by Ryder Scott Company dated July 16, 2007 ("July Reserve Report") minus (iii) ninety percent (90%) of the total proved discounted future net income aggregate value, discounted at ten percent (10%), of those Subject Assets set forth on Schedule 15(h) attached hereto (as such value is set forth in the Revised Reserve Report);

         (i) In the event that the forward price of West Texas Intermediate Crude Oil for December 2008 as posted by the New York Mercantile Exchange as of the close of trading on the Business Day immediately preceding the Closing Date ("Closing Date WTI Price") is less then seventy four dollars and eighty cents
($74.80), then decreased by an amount equal to the product of (i) the Sale Price, as adjusted under clauses (a) through (h) of this Section 15, multiplied by (ii) five tenths ((0.50), multiplied by (iii) the remainder of (A) ninety five one hundredths (0.95), minus (B) the quotient of (1) the Closing Date WTI Price, divided by (2) seventy eight dollars and seventy four cents (78.74); provided, however, the adjustment to the Sale Price provided in this Section 15(i) shall in no event exceed ten percent (10%) of the Sale Price, as adjusted under clauses (a) through (h) of this Section 15;

         (j) In the event that the Closing Date WTI Price exceeds eighty two dollars and sixty eight cents ($82.68), then increased by an amount equal to the product of (i) the Sale Price, as adjusted under clauses (a) through (h) of this
Section 15,  multiplied  by (ii) twenty five  hundredths  (0.25),  multiplied by
(iii) the remainder of (A) the quotient of (1) the Closing Date WTI Price, divided by (2) seventy eight dollars and seventy four cents (78.74), minus (B) one hundred and five one hundredths (1.05);

         (k) Decreased by an amount equal to the Deposit; and

         (l) In the event that closing does not occur on or prior to the Target Closing Date due to the sole fault of Buyer, increased by an amount equal to (1) the Agreed Rate multiplied by (2)(A) the unadjusted Sale Price, as adjusted under clauses (a) through (j) above, multiplied by (B)(y) the number of days in the period from the Target Closing Date through and including the Closing Date divided by (z) 365. As used herein, the term "Agreed Rate" shall mean the lesser of (i) the one month London Inter-Bank Offered Rate, as published on Telerate Page 3750 on the last Business Day prior to the Effective Time, plus five percentage points (LIBOR +5%) and (ii) the maximum rate allowed by applicable Law.

The adjustments set forth in this Section 15 shall be determined in the order of priority set forth in this Section 15, with the intent of the Parties being that the adjustment set forth in Section 15(a) shall be made prior to the adjustment set forth in Section 15(b) and the adjustment set forth in Section 15(b) shall be made prior to the adjustment set forth in Section 15(c), and so on and so forth. The amount of each adjustment to the unadjusted Sale Price described in Sections 15(e), and 15(g) shall be determined in accordance with the United States generally accepted accounting principles.

16.      Termination.

         (a) Right of Termination. This Agreement may be terminated at any time prior to Closing:

                  (i) by the mutual prior  written  consent of Seller and Buyer;
or

                  (ii) by Buyer if, through no fault of Buyer, any condition set forth in Section 17 has not been satisfied or waived by Buyer by December 31, 2007, or

                  (iii) by Seller if, Seller has timely delivered to Buyer a valid notice of termination in accordance with Section 9(i); or

                  (iv) by Seller if, through no fault of Seller, any condition set forth in Section 18 has not been satisfied or waived by Seller by December 31, 2007; or

                  (v) by Seller, no later than November 23, 2007 if Seller deems it reasonably necessary, in its sole discretion, to do so in order to comply with its fiduciary duties; or

                  (vi) by Seller or Buyer if the aggregate adjustment to the Sale Price provided in Section 15(h) exceeds four million dollars ($4,000,000), by delivery, within two (2) Business Days after the delivery of the reserve report described in Section 15(h)(i), to the other Party a written notice of termination.

         (b) Effect of Termination.

                  (i) If this Agreement is terminated pursuant to Section 16(a)(i), as each Party's exclusive remedy, Seller shall promptly (but in no event later than three (3) Business Days after such termination) return the Deposit to Buyer via wire transfer of immediately available funds.

                  (ii) If this Agreement is terminated pursuant to Section 16(a)(ii), as each Party's exclusive remedy, Seller shall promptly (but in no event later than three (3) Business Days after such termination) return the Deposit to Buyer via wire transfer of immediately available funds.


                  (iii) If this Agreement is terminated pursuant to Section 16(a)(iii), as each Party's exclusive remedy, Seller shall promptly (but in no event later than three (3) Business Days after such termination return the Deposit to Buyer via wire transfer of immediately available funds.

                  (iv) If this  Agreement  is  terminated  pursuant  to  Section
16(a)(iv) above, then Seller shall be entitled to retain the Deposit as liquidated damages and as reimbursement for Seller's out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement and Seller may, at its option, assert its right of specific performance; provided, however, if this Agreement is terminated pursuant to
Section  16(a)(iv) solely due to the failure to receive the opinion described in
Section 18(d), then, as each Party's exclusive remedy, Seller shall promptly (but in no event later than three (3) Business Days after such termination) return the Deposit to Buyer via wire transfer of immediately available funds. The Parties hereby acknowledge that the extent of damages to Seller occasioned by any breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the amount of the Deposit is a fair and reasonable estimate of such damage.

                  (v) If this Agreement is terminated pursuant to Section 16(a)(v), as each Party's exclusive remedy, Seller shall promptly (but in no event later than three (3) Business Days after such termination) return the Deposit to Buyer via wire transfer of immediately available funds.

                  (vi) If this Agreement is terminated pursuant to Section 16(a)(vi), as each Party's exclusive remedy, Seller shall promptly (but in no event later than three (3) Business Days after such termination) return the Deposit to Buyer via wire transfer of immediately available funds.

         (c) If this Agreement is terminated pursuant to this Section 16, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1, 4, 8, 11, 16, 31, 33, 34, 37, 41, 44, 45, 46 48, and 49
and for the Confidentiality Agreement, all of which shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under this Section 16 shall not relieve any Party from liability (including liability for consequential damages) for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Section 16 and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity (including strict performance) and shall be entitled to recover court costs and attorneys' fees from the other Party in addition to any other relief to which such Party may be entitled.

17. Conditions of Closing by Buyer. The obligation of Buyer to close is subject to the satisfaction of the following conditions:

         (a) All representations and warranties of Seller contained in Sections 6(a) and 6(b) of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and Seller shall have performed and satisfied in all material respects all agreements and covenants required by Sections 8, 10, 11, 12 and 14 of this Agreement to be performed and satisfied by Seller prior to or on the Closing Date;

         (b) No suit, injunction, order or award, or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement; and

         (c) All material consents and approvals of any Governmental Authority required for the transfer of the Properties from Seller to Buyer as contemplated by this Agreement, except consents and approvals that are customarily obtained after closing, shall have been granted, or, if applicable, the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

18. Conditions of Closing by Seller. The obligation of Seller to close is subject to the satisfaction of the following conditions:

         (a) All representations and warranties of Buyer contained in Section 7 of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Buyer prior to or on the Closing Date;

         (b) No suit, injunction, order or award, or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement;

         (c) All material consents and approvals of any Governmental Authority required for the transfer of the Properties from Seller to Buyer as contemplated by this Agreement, except consents and approvals that are customarily obtained after closing, shall have been granted, or, if applicable, the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted; and

         (d) Seller shall have received an opinion satisfactory to Seller from a nationally recognized investment banking firm regarding the fairness, from a financial point of view, of the transactions contemplated hereby to the Trust.

19. Preliminary Closing Statement. Seller shall prepare and furnish to Buyer at least three (3) days prior to Closing a preliminary closing statement setting forth the adjustments, if any, to the Sale Price and the total amount of funds to be paid by Buyer at Closing. Such statement shall reflect each adjustment and the calculation used to determine such amount. The adjusted Sale Price shall mean the Sale Price adjusted as provided herein.

20. Closing. The consummation of the transactions contemplated hereby ("Closing") shall unless otherwise agreed to in writing by Buyer and Seller, take place at the offices of Devon located at 20 N. Broadway, Oklahoma City, Oklahoma, at 10:00 a.m., local time, on December 17, 2007 ("Target Closing Date"), or if all conditions in Sections 17 and 18 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Section
16. The date on which the Closing occurs is referred to herein as the "Closing Date". At Closing the following shall occur:

         (a) Seller and Buyer shall execute, acknowledge and deliver counterparts of a Deed, Assignment and Bill of Sale substantially in the form and substance of Exhibit C attached hereto, covering all of the Properties to be sold pursuant hereto;

         (b) Buyer shall deliver to Seller by wire transfer of immediately available funds the total Sale Price as adjusted hereunder, subject to further adjustment after Closing as provided for herein;

         (c) In compliance with Section 1445 of the Code, Seller shall execute and deliver to Buyer a Non-Foreign Affidavit in the form of Exhibit D attached hereto;

         (d) Seller and Buyer shall execute and deliver assignments, if any, prepared by Buyer in form required by federal, state or tribal agencies for the assignment of Net Profits Royalties burdening any federal, state or tribal lands burdened by the Subject Assets, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate offices;

         (e) Seller and Buyer shall execute and deliver letters-in-lieu of transfer orders, if any, with respect to the Properties, as applicable;

         (f) Buyer shall deliver to Seller a certificate duly executed by the secretary or any assistant secretary of Buyer, dated as of the Closing, (i) attaching and certifying on behalf of Buyer complete and correct copies of (A) the certificate of incorporation and the bylaws of Buyer, each as in effect as of the Closing, (B) resolutions of the Board of Directors of Buyer authorizing the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby or an opinion of counsel to Buyer addressed to Seller to the effect that board approval is not required (such opinion to be in form and substance reasonably satisfactory to Seller and from counsel reasonably satisfactory to Seller), and (C) any required approval by the stockholders of Buyer of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Buyer the incumbency of each officer of Buyer executing this Agreement or any document delivered in connection with the Closing;

         (g) Buyer shall deliver to Seller a certificate duly executed by an authorized corporate officer of Buyer, dated as of the Closing Date, certifying on behalf of Buyer that the conditions set forth in Section 18(a) have been have been fulfilled;

         (h) Seller shall be entitled to retain the Deposit for its own account and the amount of the Deposit shall be applied to the payment of the Sale Price in accordance with Section 15(k); and

         (i) Seller shall deliver to Buyer a certificate duly executed by an authorized corporate officer of Seller, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Section 17(a) have been have been fulfilled.

21. Reservations and Exceptions. The sale and purchase of the Properties is made subject to all reservations, exceptions, limitations, contracts and other burdens or instruments which are stated herein, on Exhibit A, or on any schedule or exhibit hereto, which are of record or of which Buyer has actual or constructive notice, including any matter included or referenced in the any schedule or exhibit hereto or any materials made available by Seller to Buyer.

22. Payments. All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to an account of Seller that shall be designated by Seller in writing prior to the Closing Date, for the credit of Seller, or to such other bank and account as may be specified by Seller in writing on or before the Closing Date. All payments made or to be made hereunder to Buyer shall be by electronic transfer of immediately available funds to a bank and account specified by Buyer in writing to Seller, for the credit of Buyer.

23.  Assumption of Liabilities and Indemnities.

         (a) Damages. As used in this Section 23, "Damages" shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Buyer and Seller shall not be entitled to indemnification under this Section 23 for, and Damages shall not include, (i) loss of profits or other special or consequential damages suffered by the Party claiming indemnification, or any punitive damages, (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Person after the Closing Date or (iii) except with respect to claims for breach of Section 6, any liability, loss, cost, expense, claim, award or judgment that does not individually exceed two percent (2%) of the Sale Price, and, provided, further, that "Damages" shall not include any adjustment for Taxes that may be assessed on payments under this Section 23 or for Tax benefits received by the Indemnified Person as a consequence of any Damages. "Seller Group" shall mean Seller, and its current and former Affiliates, and its and their respective directors, officers, employees, agents, contractors, insurers and invitees.

         (b) Assumed Obligations. Without limiting Buyer's rights to indemnity under this Section 23, on the Closing Date Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller and its Affiliates, known or unknown, with respect to the Properties, regardless of whether such obligations or liabilities arose prior to or after the Closing Date, including but not limited to, obligations to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation Contracts, production balancing obligations, crude oil scheduling imbalances, obligations to pay working interests, royalties, overriding royalties and other interests held in suspense, obligations under any Environmental Laws, obligations to plug and abandon wells and dismantle structures, and to restore and/or remediate the Properties, ground water, surface water, soil or seabed in accordance with applicable agreements and Laws, including any obligations to assess, remediate, remove and dispose of NORM, MMMF, asbestos, mercury, drilling fluids and chemicals, and produced waters and hydrocarbons, other environmental liabilities with respect to the Properties and continuing obligations under the Contracts or any agreements pursuant to which the Seller or its Affiliates purchased Properties prior to the Closing (all of said obligations and liabilities, subject to the exclusions of the proviso below, herein being referred to as "Assumed Obligations"); provided, however, that Buyer does not assume any obligations to the extent that they are: (i) attributable to or arise out of the Excluded Properties; (ii) required to be borne by Seller under Section 15; (iii) Tax obligations retained by Seller pursuant to Section 27 or 28; or (iv) the responsibility of Seller under Section 23(d).

         (c)  Buyer  Indemnification.   From  and  after  Closing,  Buyer  shall
indemnify, defend and hold harmless Seller and its Affiliates from and against all Damages incurred or suffered by Seller or any of Seller's Affiliates:

                  (i) caused by or arising out of or resulting from the Assumed Obligations,

                  (ii) otherwise caused by or arising out of or resulting from the ownership, use or operation of the Properties, whether before or after the Closing Date,

                  (iii) caused by or arising out of or resulting from Buyer's breach of any of Buyer's covenants or agreements contained herein, or

                  (iv) caused by or arising out of or resulting from any breach of any representation or warranty made by Buyer contained herein or in any certificate delivered by Buyer at Closing pursuant to Section 20,

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, but excepting in each case Damages against which Seller would be required to indemnify Buyer under Section 23(d) at the time the claim notice is presented by Buyer.

         (d) Seller Indemnification. From and after Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all Damages incurred or suffered by Buyer or any of Buyer's Affiliates:

                  (i) caused by or arising out of or resulting from Seller's breach of any of Seller's covenants or agreements contained in Section 12,

                  (ii) caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Section 6 of this Agreement, or

                  (iii) caused by or arising out of or resulting from any the undertakings or agreements of Seller for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby,

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON.

         (e) Notwithstanding anything to the contrary contained in this Agreement, Seller's and Buyer's exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Sections 6 through 14 (excluding Sections 9 or 10, which shall be separately enforceable by Seller pursuant to whatever rights and remedies are available to it outside of this Section 23) and the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by Buyer at Closing pursuant to Section 20, is set forth in this Section 23 (and, where applicable with respect to Section 16). Except for the remedies contained in this Section 23 and Section 16, and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Sections 6 through 8 or 11 through 14, Seller and Buyer each release, remise and forever discharge the other and their or its Affiliates and all such Persons' stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or Seller's ownership, use or operation of the Properties, or the condition, quality, status or nature of the Properties, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies and any rights under agreements between Seller and any Affiliate of Seller, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON. Without limiting the generality of the preceding sentence, Buyer agrees that its only remedy with respect to Seller's breach of its covenants and agreements in Sections 8, 10, 11, 12 and 14 shall be the indemnity of Seller in Section 23(d), as limited by the terms of this Section 23, and, if applicable, as set forth in Section 16.

         (f) The indemnity to which each Party is entitled under this Section 23 shall be for the benefit of and extend to such Party's current and former Affiliates and its and their respective directors, officers, employees, and agents. Any claim for indemnity under this Section 23 by any such Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Buyer shall have any rights against either Seller or Buyer under the terms of this Section 23 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 23(f). Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

         (g) This Section 23 shall not apply in respect of title matters, which are exclusively covered by Section 9, or Tax matters, which are exclusively covered by Sections 27 and 28.

         (h) The Parties shall treat, for Tax purposes, any amounts paid under this Section 23 as an adjustment to the applicable Sale Price.

24. Indemnification Actions. All claims for indemnification under Section 23 shall be asserted and resolved as follows:

         (a) The term "Indemnifying Person" when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to Section 23, and the term "Indemnified Person" when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to Section 23 (including, for the avoidance of doubt, those Persons identified in Section 23(f)).

         (b) To make a claim for indemnification under Section 23, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim ("Claim Notice"). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a "Claim"), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 24 shall not relieve the Indemnifying Person of its obligations under Section 23 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person's ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

         (c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this
Section 24. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

         (d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 24. An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that does not result in a final, complete and unconditional release of the Indemnified Person's liability with respect to the Claim.

         (e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person's choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and
(ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

         (f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder.

25.  Limitation on Actions.

         (a) The representations and warranties of the Seller in Section 6 and the covenants and agreements of Seller in Section 12 shall survive the Closing for a period of three (3) months after Closing. All other representations, warranties and covenants of Seller shall terminate as of the Closing Date.

         (b) The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

         (c) The indemnities in Section 23(d) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in
Section 23(c) shall continue without time limit.

         (d) Seller shall not have any liability for any  indemnification  under
Section 23 until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Buyer exceeds two percent (2%) of the unadjusted Sale Price, and then only to the extent the amount of such Damages exceeds two percent (2%) of the unadjusted Sale Price.

         (e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Buyer under Section 23 for aggregate Damages in excess of twenty five percent (25%) of the unadjusted Sale Price.

         (f) The amount of any Damages for which an Indemnified Person is entitled to indemnity under Section 23 shall be reduced by the amount of any insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs).

26. Casualty and Condemnation. If, after the date of this Agreement but prior to Closing Date, any portion of the Properties is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain, Buyer shall nevertheless be required to close. In the event that the amount of the diminutions in value of the Properties attributable to such casualty, expropriation or taking (determined by reference to the Allocated Value, determined in the same manner as a Defect in accordance with Section 9), exceeds fifty thousand dollars ($50,000.00), Seller and Buyer shall treat the diminution of value of the Properties attributable to such casualty, expropriation or taking (determined by reference to Allocated Value) as a Defect under Section 9. In each case, Seller shall retain all rights to insurance and other claims against third Persons with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

27. Taxes. All ad valorem Taxes, real property Taxes, and similar obligations with respect to the Tax period in which the Effective Time occurs (the "current Tax period") shall be apportioned between Seller and Buyer as of the Effective Time based on the current Tax period assessment. Seller shall pay, and indemnify, defend and hold Buyer harmless with respect to payment of all such Taxes on the Properties for the current Tax period, together with any interest or penalties assessed thereon. Buyer shall pay, and indemnify, defend and hold Seller harmless with respect to payment of all such Taxes on the Properties for any time subsequent to the current Tax period, together with any interest or penalties assessed thereon.

28. Sales Tax; Recording Fees. The Sale Price provided for hereunder excludes any sales Taxes or other Taxes in connection with the sale contemplated by this Agreement. If a determination is ever made that a sales Tax or other transfer Tax applies, Buyer shall be liable for such Tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or Taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall indemnify, defend and hold Seller harmless with respect to the payment of all such Taxes, if any, including any interest or penalties assessed thereon. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for the prompt filing and recording of the conveyances, assignments or other instruments required to convey title to the Properties to Buyer in the appropriate federal, state and local records. Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed conveyances within a reasonable period of time after such are available and in any event within sixty
(60) days after the Closing Date.

29. Records. Within ten (10) days after the Closing Date, Seller shall deliver or cause to be delivered to Buyer any Records that are in the possession of Seller, subject to this Section 28. Seller may retain the originals of those Records relating to Tax and accounting matters and provide Buyer, at its request, with copies of such Records that pertain to non-income Tax matters solely related to the Properties. Seller may retain copies of any other Records. Buyer, for a period of seven (7) years following the Closing, shall: (i) retain the Records, (ii) provide Seller, its Affiliates, and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller's expense, (iii) provide Seller, its Affiliates, and their respective officers, employees and representatives with access for, during normal business hours, to materials received or produced after Closing relating to (A) Seller's obligations under Section 27, or (B) any claim for indemnification made under Sections 23 or 28 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Buyer under this Agreement), for review and copying at Seller's expense, and (iv) provide Seller, its Affiliates, and their respective officers, employees and representatives with access for, during normal business hours, to Buyer's personnel for the purpose of discussing any such matter or claim described in Section 29(iii).

30. Post-Closing Adjustments; Revenues.

         (a) As soon as reasonably practicable after the Closing but not later than the later of (i) the February 1, 2007 and (ii) the date on which the Parties or the Defect Arbitrators, as applicable, finally determines all Defect Amounts under Section 9, Seller shall prepare and deliver to Buyer a draft statement setting forth the final calculation of the Sale Price and showing the calculation of each adjustment under Section 15, based on the most recent actual figures for each adjustment. Seller shall at Buyer's request make reasonable documentation available to support the final figures. As soon as reasonably practicable but not later than the fifteenth (15th) day following receipt of Seller's statement hereunder, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made in such statement. Seller may deliver a written report to Buyer during this same period reflecting any changes that Seller proposes to be made in such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final statement of the Sale Price no later than thirty
(30) days after delivery of Seller's statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to Grant Thornton LLP or to any other nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Buyer and Seller ("Accounting Arbitrator"), for review and final determination by arbitration. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Accounting Arbitrator's determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Sale Price, the Accounting Arbitrator shall be bound by the terms of Section 15 and may not increase the Sale Price more than the increase proposed by Seller nor decrease the Sale Price more than the decrease proposed by Buyer, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Sale Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section) or penalties to any Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Buyer shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten
(10) days after the earlier of (i) the expiration of Buyer's fifteen (15) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Sale Price, (x) Buyer shall pay to Seller the amount by which the adjusted Sale Price paid by Buyer to Seller on the Closing Date exceeds the final adjusted Sale Price as determined pursuant to this Section 30 or (y) Seller shall pay to Buyer the amount by which the final adjusted Sale Price as determined pursuant to this
Section 30 exceeds the adjusted Sale Price paid by Buyer to Seller on the Closing Date, as applicable. Any post-adjusted Sale Price pursuant to this
Section 30 shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate. Buyer shall assist Seller in preparation of the final statement of the Sale Price under this Section 30 by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by Seller to facilitate such process post-Closing.

         (b) With respect to any proceeds attributable to the ownership of the Properties prior to the Effective Time that are received after the Closing Date (other than the Suspended Royalties), Seller shall be entitled to all such proceeds. Should Buyer receive after Closing any proceeds to which Seller is entitled under the immediately foregoing sentence, Buyer shall fully disclose, account for and promptly, but in no event later than thirty (30) days after receipt, remit the same to Seller.

         (c) With respect to any proceeds attributable to (i) the ownership of the Properties on or after the Effective Time or (ii) the Suspended Royalties that are, in each case, received after the Closing Date, Buyer shall be entitled to all such proceeds. Should Seller or its Affiliates receive after Closing any proceeds to which Buyer is entitled under the immediately foregoing sentence, Seller shall fully disclose, account for and promptly, but in no event later than thirty (30) days after receipt, remit the same to Buyer.

31. Notices. All communications required or permitted under this Agreement shall be in writing, in English, and any communication or delivery hereunder shall be deemed to have been fully made if delivered by personal delivery or if sent by nationally recognized next-business-day delivery courier service or sent by facsimile transmission, to the address as set forth below:

                  If to Seller:             The Bank of New York Trust Company,
                                            N.A., as trustee of Santa Fe
                                            Energy Trust
                                            919 Congress, Suite 500
                                            Austin, Texas 78701
                                            Attention:  Mike Ulrich
                                            Telecopy:   512-236-9275

                  With a copy to:           The Bank of New York Trust Company,
                                            N.A., as trustee of Santa Fe
                                            Energy Trust
                                            One Wall Street, 11th Floor
                                            New York, New York 10286
                                            Attention:  Robert E. Bailey
                                            Telecopy:   212-635-6590

                 and with a copy to:        Bracewell & Giuliani LLP
                                            111 Congress Avenue
                                            Suite 2300
                                            Austin, Texas 78701-4061
                                            Attention:  Thomas W. Adkins
                                            Telecopy:   512.479.3940

                  If to Buyer:              Amen Properties, Inc.
                                            303 W. Wall Street, Suite 2300
                                            Midland, Texas 79701
                                            Attention:  Jon Morgan
                                            Telephone:  (432) 684-8200
                                            Telecopy:   (432) 685-3143

                  With a copy to:           Beckham, Rector & Eargle, L.L.P.
                                            First Financial Bank Building
                                            400 Pine Street, Suite 1020
                                            Abilene, Texas  79604
                                            Attention:  John L. Beckham
                                            Telephone:  (325) 673-1393
                                            Telecopy:   (325) 673-3504

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed, or in the case by notice sent by courier service or mail, on the date three (3) Business Days after the date sent.

32. Further Assurance. After Closing each of the Parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. However, Buyer shall assume all responsibility for notifying the purchaser(s) of oil and gas production from the Properties, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Properties, and Buyer shall take all actions necessary to effectuate the transfer of such payments to Buyer.

33. Disclaimer of Warranties. EXCEPT AS PROVIDED IN SECTION 6, ANY INSTRUMENT OF CONVEYANCE OR SALE EXECUTED PURSUANT HERETO SHALL BE EXECUTED WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILITY OF ANY OF THE EQUIPMENT OR OTHER PERSONAL PROPERTY INCLUDED IN THE PROPERTIES OR ITS FITNESS FOR ANY PARTICULAR PURPOSE, AND WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER. IT IS UNDERSTOOD AND AGREED THAT BUYER
SHALL HAVE INSPECTED THE PROPERTIES FOR ALL PURPOSES, INCLUDING WITHOUT LIMITATION FOR THE PURPOSE OF DETECTING THE PRESENCE OF NORM AND MAN MADE MATERIAL FIBERS (HEREINAFTER REFERRED TO AS "MMMF") AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, AND THAT BUYER IS RELYING SOLELY UPON THE RESULTS OF SUCH INSPECTION OF THE PROPERTIES AND SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. SELLER DISCLAIMS ALL LIABILITY ARISING IN CONNECTION WITH THE PRESENCE OF NORM OR MMMF ON THE PROPERTIES AND IF TESTS HAVE BEEN CONDUCTED BY SELLER FOR THE PRESENCE OF NORM OR MMMF, SELLER DISCLAIMS ANY WARRANTY RESPECTING THE ACCURACY OF SUCH TESTS OR RESULTS. IN ADDITION, SELLER AND ITS CONSULTANTS MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE PROPERTIES, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ECONOMIC INFORMATION OR REPORTS, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE SUBJECT ASSETS OR THE PROPERTIES, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE SUBJECT ASSETS OR THE PROPERTIES, (IV) THE
EXISTENCE  OF  ANY   PROSPECT,   RECOMPLETION,   INFILL  OR  STEP-OUT   DRILLING
OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE SUBJECT ASSETS OR PROPERTIES OR FUTURE REVENUES GENERATED BY THE SUBJECT PROPERTIES OR SUBJECT ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE PROPERTIES OR
SUBJECT ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE SUBJECT ASSETS OR PROPERTIES, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO SELLER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS
CONTEMPLATED  BY THIS  AGREEMENT  OR ANY  DISCUSSION  OR  PRESENTATION  RELATING
THERETO,  AND FURTHER  DISCLAIMS  ANY  REPRESENTATION  OR  WARRANTY,  EXPRESS OR
IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER IS PROVIDED TO BUYER AS A CONVENIENCE AND BUYER AFFIRMS THAT IT HAS RELIED SOLELY ON ITS OWN EVALUATION OF THE PROPERTIES AND NOT ON INFORMATION FURNISHED BY SELLER. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE "DECEPTIVE TRADE PRACTICES ACT") AND IF ANY OF THE PROPERTIES ARE LOCATED IN LOUISIANA AND ARE SUBJECT TO LOUISIANA LAW, BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 (1870) THROUGH 2548 (1870) AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2476; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2420, ET SEQ; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECT FOR THE PROPERTIES. BUYER ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER. ALL INSTRUMENTS OF CONVEYANCE TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION AND (B) IS REPRESENTED BY LEGAL COUNSEL, OF ITS OWN SELECTION, IN SEEKING OR ACQUIRING THE INTERESTS.

34. Expenses. Except as expressly otherwise provided herein, all expenses incurred by Seller in connection with this Agreement, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Buyer shall be borne solely and entirely by Buyer.

35. Due Diligence. Buyer represents that it has performed, or will perform prior to Closing, sufficient review and due diligence with respect to the Properties, which includes reviewing well-data, title, and other files, and performing necessary evaluations, assessments, and other tasks involved in evaluating the Properties, to satisfy its requirements completely and to enable it to make an informed decision to acquire the Properties under the terms of this Agreement. Buyer is capable of making such investigation, inspection, review and evaluation of the Properties as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Properties, their value, operation and suitability. Each of Seller and Buyer has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

36. Material Factor. Buyer acknowledges that Buyer's representations herein are a material inducement to Seller to enter into this Agreement with, and close the sale to, Buyer.

37. Press Release. Until the Closing, except as approved by the Parties there shall be no press release or public communication concerning this purchase and sale or any other transaction contemplated hereby by either Party or their Affiliates; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (ii) to Governmental Authorities and third Persons holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers. amendments or terminations of such rights, or seek such consents, or (iii) to third Persons to the extent required by the Contracts. Seller and Buyer shall each be liable for the compliance of its respective Affiliates with the terms of this Section

37. The Parties will endeavor to consult each other in a timely manner on all press releases required by applicable Law. Seller has advised Buyer that Seller will be required under applicable Law to make certain disclosures regarding this Agreement and the transactions contemplated hereby.


38. Entire Agreement. This Agreement and the Confidentiality Agreement and the agreements and instruments contemplated hereby and thereby state the entire agreement between the Parties regarding the subject matter hereof and thereof and may be supplemented, altered, amended, modified or revoked by writing only, signed by both Parties. This Agreement supersedes any prior agreements between the Parties concerning sale of the Properties, except that the Confidentiality Agreement shall survive the execution and of this Agreement and shall terminate at Closing. The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

39. Tax Reporting. The allocated values set forth on Exhibit B shall be completed in the manner required by Section 1060 of the Code. Buyer and Seller further agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Code, including the timely preparation and filing of Form 8594 based on the allocated values. Buyer and Seller hereby agree that they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the allocated values set forth on Exhibit B (as such may be revised per the terms hereof).

40. Assignability. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by either Party hereto without the prior written consent of the other, which consent may be given or withheld at the sole discretion of the Party entitled to grant such consent, and any transfer or delegation made without such consent shall be void. Notwithstanding anything to the contrary in this Section 40, Buyer may, prior to Closing, assign its rights hereunder to a wholly-owned Affiliate of Buyer by delivering to Seller prior to Closing an assignment agreement in form and substance mutually acceptable to Seller; provided, however, such assignment shall not release, and Buyer shall remain liable for, all obligations to be performed by Buyer under this Agreement and the instruments delivered by Buyer or its Affiliates hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

41. Choice of Law. This Agreement shall be governed by the Laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the Laws of another jurisdiction.

42. Dispute Resolution. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with the allocation of the Sale Price pursuant to Section 5, the determination of a Defect Amount pursuant to Section 9 or the determination of Sale Price adjustments pursuant to
Section 15 is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

43. Counterpart Execution. This Agreement may be executed in counterparts and each counterpart shall constitute a binding agreement as if the Parties had executed a single document.

44. Severance of Invalid Provisions. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future Law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated. The surviving provisions of this Agreement shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purpose of this Agreement; in which event this Agreement shall be null and void. The Parties shall negotiate in good faith for any required modifications to this Agreement.

45. Limitation on Damages. Notwithstanding anything to the contrary contained herein, none of Buyer, Seller or any of their respective Affiliates shall be entitled to special, consequential, lost profits or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than special, consequential, lost profits or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and each of Buyer and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to special or punitive damages in connection with this Agreement and the transactions contemplated hereby. The Parties acknowledge that the waivers and indemnities set forth herein constitute a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas Law.

46. References. In this Agreement: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Section means a Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement; (e) unless expressly provided to the contrary, "hereunder", "hereof", "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to "$" or "dollars" means United States dollars; and (g) "include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

47. Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

48. Third Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Sections 11 and 23.

49. Capacity as Trustee. Seller is executing and delivering this Agreement solely in its capacity as Trustee of Santa Fe Energy Trust (the "Trust"), and the Parties intend that the rights of Buyer shall be strictly limited to those expressly set forth in this Agreement, and that any and all liabilities and obligations of Seller arising hereunder or in connection with the transactions contemplated hereby shall be satisfied, if at all, only by recourse to the assets of the Trust, and that in no circumstance whatsoever shall BNY be liable or responsible for any liability or obligation arising hereunder or in connection with the transactions contemplated hereby.

50. Acknowledgement. BUYER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND THAT IT UNDERSTANDS ALL THE PROVISIONS SET FORTH THEREIN, INCLUDING, BUT NOT LIMITED TO, THOSE PROVISIONS LOCATED IN SECTIONS 11 AND 23 WHEREIN BUYER AGREES TO INDEMNIFY SELLER GROUP IN CERTAIN CIRCUMSTANCES EVEN THOUGH THE LOSSES, COSTS, EXPENSE AND/OR DAMAGES MAY HAVE BEEN CAUSED BY THE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE SELLER, ITS EMPLOYEES, OR ANY THIRD PARTY AND EVEN THOUGH THE SELLER MAY BE RESPONSIBLE FOR SUCH LOSSES, COSTS, EXPENSES AND/OR DAMAGES UNDER ANY THEORY OF LAW, INCLUDING BUT NOT LIMITED TO STRICT LIABILITY

     [Remainder of Page Intentionally Left Blank. Signature Page to Follow]

         IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties effective as of the date first above written.

                                     SELLER:


                                     THE BANK OF NEW YORK TRUST COMPANY, N.A., solely in its capacity as Trustee of Santa Fe Energy Trust



                                     By:
                                         ---------------------------------------
                                     Name:  Mike Ulrich
                                     Title:  Vice President


                                     BUYER:


                                     AMEN PROPERTIES, INC.



                                     By:
                                         ---------------------------------------
                                     Name:  Eric Oliver
                                     Title:  Chairman


                 Signature Page to Purchase and Sale Agreement

                                    EXHIBIT A
                                    ---------

                             OIL AND GAS PROPERTIES
                             ----------------------

Attachment 1:  Net Profits Royalties Conveyances

Attachment 2:  Leases

Attachment 3:  Wells


                                Exhibit A, Page 1

                                    EXHIBIT B
                                    ---------

                                ALLOCATED VALUES
                                ----------------

SEE ATTACHED


                                Exhibit B, Page 1

                                    EXHIBIT C
                                    ---------

                 FORM OF ASSIGNMENT, BILL OF SALE AND CONVEYANCE
                 -----------------------------------------------


                     ASSIGNMENT, BILL OF SALE AND CONVEYANCE
                     ---------------------------------------
         The Bank of New York Trust Company, N.A., solely in its capacity as Trustee of Santa Fe Energy Trust ("Assignor"), whose address is 919 Congress, Suite 500, Austin, Texas 78701 for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto [Amen Properties, Inc.], a Delaware corporation, whose address is 303 W. Wall Street, Suite 2300, Midland, Texas 79701 ("Assignee"), effective as of October 1, 2007 at 7:00 a.m., local time ("Effective Time"), said time to be determined for each locality in which the Properties (as such term is defined below) are located in accordance with the time generally observed in said locality, all of Assignor's right, title and interest in and to the following:

A. any and all interests in the instruments set forth in Attachment 1 of Exhibit A attached hereto, including, but not limited to such interests constituting an undivided variable royalty interest in and to the hydrocarbons that may be produced, saved, and marketed from the Subject Assets equal to ninety percent (90%) of the net proceeds attributable to the Properties, all as further described in the instruments set forth in Attachment 1 of Exhibit A attached hereto ("Net Profits Royalties");

B. any and all interests in the oil and gas leases, oil, gas and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to oil and gas in place, and mineral servitudes, that are described on Attachment 2 of Exhibit A ("Leases");

C. any and all interests in any and all oil, gas, water, CO2 or injection wells located on the Leases or on the pooled, communitized or unitized acreage that includes all or any part of the Leases, including, but not limited to the interests in the wells shown on Attachment 3 of Exhibit A attached hereto ("Wells"):

D. any and all interests in all pooled, communitized or unitized acreage which includes all or part of any Leases ("Units", and together with the Leases and the Wells, the "Subject Assets"), and all tenements, hereditaments and appurtenances belonging to the Leases and Units.

E. any and all any amounts payable to Assignor that are attributable to the Net Profits Royalties that are, on or after the Closing Date, held in suspense by any Person as of the Closing Date (regardless of whether such amounts are attributable to production for periods before, on or after the Effective Time and any interest accrued in escrow accounts for such suspended funds ("Suspended Royalties");

F. all currently existing contracts, agreements and instruments with respect to the Properties, to the extent burdening or applicable to the Properties, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of oil and gas and processing agreements ("Contracts"); and

G. all data and records of Assignor, to the extent relating solely to the Net Profits Royalties, the Suspended Royalties or the Contracts.


                                Exhibit C, Page 1

All of the real and personal properties, rights, titles, and interests described in paragraphs (A) through (D) above are hereinafter collectively called the "Properties" or, individually, a "Property", subject to the limitations and terms expressly set forth herein and in Exhibit A and Exhibit B; provided, however, the Properties shall in no event include any of the Excluded Properties (as such tem if defined in the Purchase Agreement.

TO HAVE AND TO HOLD the Properties unto Assignee, its successors and assigns, forever.

This Assignment, Bill of Sale and Conveyance (the "Assignment") is made and accepted expressly subject to the following terms and conditions:

1. This Assignment is executed and delivered pursuant to and made subject to that certain Purchase and Sale Agreement dated November 8, 2007 (the "Purchase Agreement") between Assignor, as Seller, and Assignee, as Buyer, and in the event of any conflict or inconsistency between any term hereof and any term of the Purchase Agreement, the terms of the Purchase Agreement shall in all respects control. All capitalized terms not defined herein shall have the meaning ascribed to such term in the Purchase Agreement

2. THIS ASSIGNMENT IS MADE AND DELIVERED WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILITY OF ANY OF THE EQUIPMENT OR OTHER PERSONAL PROPERTY INCLUDED IN THE PROPERTIES OR ITS FITNESS FOR ANY PARTICULAR PURPOSE, AND WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER. IT IS UNDERSTOOD AND AGREED THAT ASSIGNEE HAS INSPECTED THE PROPERTIES FOR ALL PURPOSES, INCLUDING WITHOUT LIMITATION FOR THE PURPOSE OF DETECTING THE PRESENCE OF NORM AND MAN MADE MATERIAL FIBERS (HEREINAFTER REFERRED TO AS "MMMF") AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, AND THAT ASSIGNEE IS RELYING SOLELY UPON THE RESULTS OF SUCH INSPECTION OF THE PROPERTIES AND SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. ASSIGNOR DISCLAIMS ALL LIABILITY ARISING IN CONNECTION WITH THE PRESENCE OF NORM OR MMMF ON THE PROPERTIES AND IF TESTS HAVE BEEN CONDUCTED BY ASSIGNOR FOR THE PRESENCE OF NORM OR MMMF, ASSIGNOR DISCLAIMS ANY WARRANTY RESPECTING THE ACCURACY OF SUCH TESTS OR RESULTS. IN ADDITION, ASSIGNOR AND ITS CONSULTANTS MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE PROPERTIES, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ECONOMIC INFORMATION OR REPORTS, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE SUBJECT ASSETS OR THE PROPERTIES, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE SUBJECT ASSETS OR THE PROPERTIES, (IV) THE
EXISTENCE  OF  ANY   PROSPECT,   RECOMPLETION,   INFILL  OR  STEP-OUT   DRILLING
OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE SUBJECT ASSETS OR PROPERTIES OR FUTURE REVENUES GENERATED BY THE SUBJECT PROPERTIES OR SUBJECT ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE PROPERTIES OR
SUBJECT ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE SUBJECT ASSETS OR PROPERTIES, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ASSIGNOR OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS
CONTEMPLATED BY THIS ASSIGNMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR
IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY ASSIGNOR IS PROVIDED TO ASSIGNEE AS A CONVENIENCE AND ASSIGNEE AFFIRMS THAT IT HAS RELIED SOLELY ON ITS OWN EVALUATION OF THE PROPERTIES AND NOT ON INFORMATION FURNISHED BY ASSIGNOR. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, ASSIGNEE EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE "DECEPTIVE TRADE PRACTICES ACT") AND IF ANY OF THE PROPERTIES ARE LOCATED IN LOUISIANA AND ARE SUBJECT TO LOUISIANA LAW, ASSIGNEE EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 (1870) THROUGH 2548 (1870) AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2476; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2420, ET SEQ; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF ASSIGNEE AND EXPLAINED IN DETAIL AND THAT ASSIGNEE HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECT FOR THE PROPERTIES. ASSIGNEE ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF ASSIGNEE AND EXPLAINED IN DETAIL AND THAT ASSIGNEE HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER. ALL INSTRUMENTS OF CONVEYANCE TO BE DELIVERED BY ASSIGNOR AT CLOSING SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, ASSIGNEE HEREBY REPRESENTS AND WARRANTS TO ASSIGNOR THAT ASSIGNEE (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION AND (B) IS REPRESENTED BY LEGAL COUNSEL, OF ITS OWN SELECTION, IN SEEKING OR ACQUIRING THE INTERESTS.


                                Exhibit C, Page 2

3. To the extent permitted by law, Assignee shall be subrogated to Assignor's rights in and to representations, warranties and covenants given by others with respect to the Properties, and Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable and permitted by law, the benefit of and the right to enforce the covenants, representations and warranties, if any, which Assignor is entitled to enforce with respect to the Properties.

4. Assignee hereby assumes and agrees to fully and timely pay, perform, and discharge in accordance with their terms, the all duties, liabilities and obligations directly and primarily arising out of the Properties.

5. This Assignment is made expressly subject to and Assignee hereby assumes and ratifies all Leases and Contracts, of which Assignee has actual notice, (collectively, the "Assumed Contracts"). Assignee shall observe and comply with all covenants, terms and provisions, express or implied, to the extent of Assignee's interest in the Properties, in the Assumed Contracts, and shall execute such instruments of ratification and joinder as may be required by the terms thereof or the other parties thereto.

6. Assignor agrees to execute, acknowledge and deliver, or cause its affiliates to execute, acknowledge and deliver, to Assignee, from time to time, such other and additional instruments, notices, and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Assignee the Properties.

7. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns and are covenants running with the land and with each subsequent transfer or assignment of the Properties or any part thereof.


                                Exhibit C, Page 2

8. This Assignment may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical except that, to facilitate recordation, in any particular county or parish counterpart portions of Exhibit A hereto which describe properties situated in counties or parishes other than the county or parishes in which such counterpart is to be recorded may have been omitted.

                  [Remainder of Page Intentionally Left Blank]


                                Exhibit C, Page 4

         IN  WITNESS   WHEREOF,   Assignor  and  Assignee   have  executed  this
Assignment, Bill of Sale and Conveyance on the date set forth in their respective acknowledgments below, but effective as of the Effective Time.

                                             ASSIGNOR:
WITNESSES:
                                             THE BANK OF NEW YORK TRUST COMPANY,
                                             N.A., solely in its capacity as
                                             Trustee of Santa Fe Energy Trust

Printed Name:

                                             By:
                                                --------------------------------
                                                Name:
------------------------------------            Title:
Printed Name:


                                             ASSIGNEE:
WITNESSES:
                                             AMEN PROPERTIES, INC.

Printed Name:

                                             By:
                                                --------------------------------
                                                Name:
------------------------------------            Title:
Printed Name:


                                Exhibit C, Page 5

          [INSERT APPROPRIATE NOTARY BLOCKS PER EACH APPLICABLE STATE]


                                Exhibit C, Page 6

                                    EXHIBIT A

                                   PROPERTIES

Attachment 1:  Net Profits Royalties Conveyances

Attachment 2:  Leases

Attachment 3:  Wells


                                Exhibit C, Page 1

                                    EXHIBIT D
                                    ---------

                          FORM OF NON-FOREIGN AFFIDAVIT
                          -----------------------------
                        CERTIFICATE OF NON-FOREIGN SELLER

         Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445 of the Internal Revenue
Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee, Amen Properties, LLC, a Delaware corporation, ("Buyer"), that withholding of tax is not required upon the disposition of a U.S. real property interest by The Bank of New York Trust Company, N.A. ("BNY") solely in its capacity of trustee of Santa Fe Energy Trust (the Trust") (BNY, in its capacity as trustee of the Trust, being herein called "Trustee"; and the Trustee, in its capacity as the seller of the properties, being called herein "Seller"), the undersigned hereby certifies the following on behalf of the Trust and the Seller:

1. [Seller is a national association;

2. Trust is a trust;

3. Neither Seller nor the Trust is a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

4. Neither Seller nor the Trust is a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(b)(2)(iii);

5. Seller's U.S. employer identification number is __________________;

6. Trust's U.S. employer identification number is __________________;

7. Seller's office address is: 303 _______________________________;

8. Trust's office address is: _______________________________.]

         Seller understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

         Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Seller.
                                      SELLER:

                                     THE BANK OF NEW YORK TRUST COMPANY, N.A., solely in its capacity as Trustee of Santa Fe Energy Trust



                                     By:
                                         ---------------------------------------
                                      Name:
                                      Title:
                                      Date:


                                Exhibit D, Page 1

                                  SCHEDULE 1(d)

                                    CONTRACTS

SEE ATTACHED


                                  Schedule 1(d)

                                  SCHEDULE 1(e)

                               EXCLUDED PROPERTIES

NONE


                              Schedule 1(e), Page 1

                                   SCHEDULE 10

                        CONSENTS AND PREFERENTIAL RIGHTS

1. Any preferential rights to purchase all or any portion of the Properties held by any Person under the terms of that certain Trust Agreement of Santa Fe Energy Trust dated November 19, 1992 between Devon (as successor in interest to Santa Fe Energy Resources, Inc. and the Seller (as successor trustee to Texas Commerce Bank National Association), as such agreement has been amended, modified for supplemented from time to time.


                               Schedule 10, Page 1

                                 SCHEDULE 15(h)

         SUBJECT ASSETS EXCLUDED FROM REVISED RESERVE REPORT ADJUSTMENT


SEE ATTACHED


                             Schedule 15(i), Page 1